UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2005

Margo Caribe, Inc.

(Exact name of registrant as specified in its charter)
Puerto Rico	001-15336	66-0550881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Road 690, Kilometer 5.8 Vega Alta, Puerto Rico		00692
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (787) 883-2570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.136-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 28, 2005, the Compensation Committee of the Board of Directors of Margo Caribe, Inc. (the “Company”) determined that it was appropriate to revise the compensation of Michael J. Spector, Chairman of the Board of Directors and Chief Executive Officer, Luis R. Carrasquillo, Senior Vice President and Chief Financial Officer, and Luis M. Torres, Senior Vice President — Nursery Division, of the Company.

Accordingly, on October 3, 2005, on the basis of the recommendation of the Compensation Committee, the Board of Directors voted to increase Mr. Spector’s annual salary by 10% from $130,000 to $143,000, effective on January 1, 2006. In addition, Mr. Spector was granted options to acquire 65,000 shares of common stock, $.001 par value, of the Company, at a price equal to 120% of the fair market value of the common stock on October 28, 2005, or $8.16. The Board of Directors also awarded to Mr. Spector 35,000 shares of restricted stock. The restrictions on 20% of Mr. Spector’s restricted stock award lapse on an annual basis commencing on January 1, 2007, subject to certain limitations described below.

Under the terms of Mr. Spector’s restricted stock award, half of the shares of restricted stock scheduled to vest in a particular year will vest automatically and the other half will be conditioned on the achievement of a 10% increase in EBITDA of Margo State-Line, Inc., a wholly-owned subsidiary of the Company, as compared to the prior year.

On the same date, the Board of Directors of the Company also voted to increase the annual salary of Luis R. Carrasquillo from $125,000 to $137,500, effective on January 1, 2006. Mr. Carrasquillo was also awarded 7,500 shares of restricted stock. The restrictions on 20% of Mr. Carrasquillo’s restricted stock award lapse on an annual basis commencing on January 1, 2007.

In addition, the Board of Directors awarded 5,000 shares of restricted stock to Luis M. Torres. The restrictions on 20% of Mr. Torres’ restricted stock award lapse on an annual basis commencing on January 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2005

MARGO CARIBE, INC.

By:	/s/ Luis R. Carrasquillo
Name:	Luis R. Carrasquillo
Title:	Senior Vice President and
Chief Financial Officer